                                  Exhibit 10.13

                              EMPLOYMENT AGREEMENT

               This Employment Agreement (the "Agreement") is entered into as of April 4, 2000 ("Effective Date"), by and between Worldwide Medical Corporation, a Delaware corporation (the "Company"), with its principal place of business located at 199 Technology Drive, Suite 150, Irvine, California 92618, and Daniel
G. McGuire, an individual whose address is ____________________________________
("Executive"). The parties hereto agree as follows:

               1. EMPLOYMENT AND DUTIES. The Company shall employ Executive in the position of President. Executive shall report directly to the Board of Directors of the Company, or such other persons designated by the Board of Directors. Executive shall perform all duties and obligations of the position of President, including, but not limited to, those related to general and active direction of the management and supervision of the business operations of the Company, subject to any limitations imposed, from time to time, by the Board of Directors. Executive shall devote his full time, attention, and energies exclusively to the business and interests of the Company, and to the performance of his duties and obligations under this Agreement. At all times, Executive shall follow and abide by all directions, including legal instructions, and rules, policies and procedures of the Company in force during the course of Executive's employment with the Company.

               2. TERM OF AGREEMENT. The term of this Agreement shall commence on the date hereof and shall continue through and including October 4, 2000, subject to the earlier termination provisions set forth in Section 6, below, and to the extension provisions set forth hereinbelow (the "Employment Term"). In the event that Executive is employed by the Company as of October 4, 2000, and such employment has not been terminated by either Executive or the Company as of that date, the term of this Agreement shall automatically, and without any action on the part of either the Company or Executive, be extended through and including April 4, 2001. During each of the seventh through and including twelfth months of this Agreement, the Base Salary obligations of the Company shall be extended for an additional two months, such that in the event that the Company shall terminate Executive for any reason other than for Cause, the Company shall be obligated to tender to Executive an additional twelve months of Base Salary, payable in semi--monthly installments. If Executive continues in the employ of the Company from and after the thirteenth month after the commencement of the Employment Term, such obligation shall be reduced by one month for each month of continued employment until the twenty--fourth month after the commencement of the Employment Term, at which time such obligation shall be fully extinguished. There is no obligation on the part of the Company to continue the employment relationship with Executive following the expiration of the Employment Term.

               3. COMPENSATION. The Company shall provide the following compensation to Executive during the Employment Term as consideration for Executive's performance of all his duties and obligations under this Agreement.

                      a. BASE SALARY. The Company shall pay to Executive an annual base salary of $125,000.00, payable semi-monthly, during each contract year of the Employment Term (the "Base Salary"). The Base Salary shall be payable in accordance with the Company's ordinary payroll practices in effect during the Employment Term, subject to the usual and required payroll deductions and withholdings.

                      b. BONUS. Not later than ninety (90) days after the close of a fiscal year during which Executive was employed by the Company in accordance with the terms of this Agreement, the Board of Directors of the Company shall declare a cash bonus (the "Bonus") in favor of Executive, which shall be based on the Company's performance and shall be in an amount to be determined by the application of the formula set forth in Schedule 3b, attached hereto. The Bonus shall be paid annually not later than ninety (90) days after the close of each fiscal year of the Company and, subject to the provisions of
Section 6, below, shall not be annualized, but shall be proportionately adjusted in the event that the term of Executive's employment hereunder shall not be for a period that is co-extensive with any relevant fiscal year of the Company.

               4. FRINGE BENEFITS; EXPENSE REIMBURSEMENT.

                      a. FRINGE BENEFITS. As additional compensation under this Agreement, Executive shall be entitled to receive the following benefits (the "Fringe Benefits"):

                             (1) HEALTH AND DISABILITY INSURANCE. During the
Employment Term, Executive and his family shall be entitled to participate in any group health insurance plan, and, in respect of Executive, any disability plan, maintained from time to time by the Company for the benefit of its executive officers, subject to and in accordance with the terms of the applicable plan.

                             (2) VACATIONS, HOLIDAYS AND SICK TIME. Executive
shall be entitled to one weeks' vacation time, effective as of October 4, 2000, with an additional two weeks' vacation time, effective as of April 4, 2001, during all of which vacation time his Base Salary shall accrue in full, and which may be taken when Executive's absence shall not be harmful to the Company, as determined by the Board of Directors in its sole discretion. During each year of the Employment Term thereafter, Executive shall be entitled to three weeks' vacation time, subject to the limitations on accrual of vacation time set forth at the end of this Subsection. Executive shall promptly inform the Company of any time used as vacation time during the Employment Term. Executive shall be entitled to holidays and sick time without reduction in his Base Salary in accordance with the policies and practices established from time to time by the Company for its employees in the Company's sole discretion. The maximum amount of vacation time that may be accrued in favor of Executive shall be three weeks. In the event that Executive has accrued three weeks vacation time, Executive shall not accrue any additional vacation time unless and until Executive shall have utilized some of his accrued vacation time. In such event, vacation time shall commence to accrue until Executive shall have once again accrued three weeks of unused vacation time.

                             (3) 401(k) PLAN. Executive understands that the
Company currently has no 401(k) plan. If one is established, during the Employment Term, the Company shall provide Executive with the opportunity to participate in the Company's 401(k) plan, subject to and in accordance with the terms of the plan as established from time to time by the Company for its employees in the Company's sole discretion.

                             (4) AUTOMOBILE ALLOWANCE. During Executive's
employment with the Company under this Agreement, the Company shall provide Executive with an automobile allowance in the amount of $600.00 per month. Such allowance shall be in respect of all automobile expenses, including lease or purchase payments, insurance payments, and the costs of gasoline, maintenance and repair expenses based on mileage incurred for business purposes.

                             (5) COMPANY PROPERTY. During the Employment Term,
Company shall provided executive with an office, desktop computer, and related equipment reasonably necessary for the performance by the Executive of his duties and obligations hereunder. Upon termination of Executive's employment with the Company at any time for any reason, or upon the Company's request at any time for any reason, Executive shall promptly return to the Company all of the foregoing and all other Company Property. "Company Property" shall include, without limitation, access cards; keys; credit cards; rolodexes; manuals; lists of prices, personnel, addresses, vendors, suppliers, existing or potential customers; all records, papers, documents, materials, all data kept, made or received by Executive in the performance of his duties while employed by the Company, and any copies or duplicates of any Company Property.

                      b. EXPENSE REIMBURSEMENT. Upon presentment to the Company of appropriate receipts and other necessary documentation, Executive shall be reimbursed for all reasonable and appropriate out-of-pocket business expenses incurred by Executive in accordance with the Company's expense reimbursement policies as the same may be in effect from time to time.

               5. TAXES. In the event that Executive owes any taxes by virtue of any payments made or benefits conferred by the Company, the Company shall not be liable to pay or obligated to reimburse Executive for any such taxes or to make any adjustment of Executive's compensation under this Agreement. Any compensation paid to Executive under this Agreement, including but not limited to, the Base Salary, Bonus and any taxable Fringe Benefit, shall be reported as required on all earnings statements and shall be reduced by any required withholding for federal, state and local taxes and other appropriate payroll deductions.

               6. TERMINATION OF EMPLOYMENT; EXTENSION OF TERM. Subject to
Section 2, above, the Company shall have the right to terminate Executive's employment prior to the expiration of the Employment Term for Cause, in the event of Executive's death or Disability, or without Cause, and Executive shall have the right to resign for Good Reason after a Change in Control, as set forth below.

                      a. TERMINATION FOR CAUSE. For the purposes of this Agreement, "Cause" shall be defined as a determination by the Board of Directors of the Company, based upon its good faith judgment, that any of the following has occurred: (1) the failure or refusal of Executive to adequately perform his duties under this Agreement (whether intentional, reckless or negligent) or Executive's breach of any other term under this Agreement; (2) fraudulent conduct by Executive in connection with the Company's business; (3) the commission by Executive of a felony or any act involving dishonesty or moral turpitude; (4) conduct by Executive that could harm the Company's reputation or goodwill or otherwise could be detrimental to the Company's best interests; or
(5) violation by Executive of any Company policy or rule. In the event of a violation by Executive of any Company policy or rule, such an occurrence shall not be a basis for termination for cause if such a violation is not intentional, and if Executive shall forthwith upon receipt of notice of occurrence of such a violation initiate reasonable action to correct the violation. In the event of a termination for Cause, Executive shall be entitled to receive payment of his Base Salary and any accrued, unused vacation time earned through the date of termination. Each such payment shall be made upon the sooner of any requirements of California or the ordinary payment periods of the Company. Except as expressly set forth in this Section 6a, Executive shall not be entitled to receive any Base Salary, Fringe Benefit, or Bonus in the event of a termination for Cause.

                      b. DEATH. If Executive dies prior to the expiration of the Employment Term, his beneficiary or estate shall be entitled to receive payment of the Base Salary, any accrued, unused vacation time through the date of death, and such Bonus as would have been paid to Executive had the reason for the Termination of Employment been the expiration of the Employment Term. Each such payment shall be made upon the sooner of any requirements of California or the ordinary payment periods of the Company. Except as expressly set forth in this
Section 6(b), Executive shall not be entitled to receive any Base Salary, Fringe Benefit, or Bonus in the event of a termination upon death.

                      c. DISABILITY. For the purposes of this Agreement, "Disability" shall be defined as the incapacity of Executive, whether total or partial, mental or physical, due to illness, injury, or other reason, to perform his duties for a period of ninety (90) days, whether or not consecutive, in any twelve (12)--month period during the Employment Term, all as determined by the Board of Directors of the Company. Determinations as to the date and extent of incapacity of Executive shall be made by the Board of Directors of the Company, upon the basis of such evidence, including independent medical reports and data, that the Board of Directors of the Company deems necessary and desirable. All such determinations by the Board of Directors of the Company shall be final. In the event that the Company terminates Executive's employment because of Executive's Disability, Executive shall be entitled to receive payment of his Base Salary, any accrued, unused vacation time through the date of termination, and such Bonus as would have been paid to Executive had the reason for the Termination of Employment been the expiration of the Employment Term. In the event that Executive has not become eligible to receive disability benefits as of the date of termination, the Company may, in its sole discretion, continue to pay to Executive his Base Salary until the date upon which Executive becomes eligible to receive disability benefits, but, in any event, no longer than thirty (30) days after the date of termination. Each such payment shall be made upon the sooner of any requirements of California or the ordinary payment periods of the Company. Except as expressly set forth in this Section 6(c), Executive shall not be entitled to receive any Base Salary, Fringe Benefit, or Bonus in the event of Executive's Disability.

                      d. TERMINATION WITHOUT CAUSE; RESIGNATION FOR GOOD REASON. In the event that the Company terminates Executive's employment without Cause as defined in Section 6(a), or Executive resigns upon written notice to the Company for Good Reason after a Change in Control as defined in this Section 6(d), Executive shall be entitled to receive payment of his Base Salary for a period equal to twelve (12) months, in accordance with the Company's regular payroll practices, any accrued, unused vacation time through the date of termination, and such Bonus as would have been paid to Executive had the reason for the Termination of Employment been the expiration of the Employment Term. Each such payment for accrued, unused vacation time and the Bonus shall be made upon the sooner of any requirements of California or the ordinary payment periods of the Company. Such payment shall be in full and complete satisfaction of any rights or obligations under this Agreement or any other applicable law. Except as expressly set forth in this Section 6(d), Executive shall not be entitled to receive any Base Salary, Fringe Benefit, or Bonus in the event of a termination without Cause or resignation for Good Reason after a Change in Control.

                             (1) "Change in Control" means the first of the
following to occur after the date of this Agreement: (A) the liquidation, dissolution, merger, consolidation, or reorganization of the Company, or any transaction in which securities possessing more than 50 percent of the total combined voting power of the Company's outstanding voting securities are transferred or issued to persons different from the persons holding those securities immediately prior to such transaction, or the sale, transfer, or other disposition of all or a significant portion of the Company's business or assets; or (B) the individuals who constitute the Board of Directors on the date of this Agreement (or their approved replacements as defined in the next sentence) cease for any reason to constitute a majority of the Board of Directors. A new Director shall be considered an "approved replacement" if his or her election (or nomination for election) was approved by a vote of at least two--thirds of the then--current Directors who were either Directors on the date of this Agreement or were themselves approved replacement Directors.

                             (2) "Good Reason" means the occurrence of any of
the following without Executive's express written consent: (A) the failure of the Company to honor any of its material obligations under this Agreement; (B) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities, or duties with respect to the Company that Executive possessed or performed at the commencement of the Employment Term; (C) a reduction in the Base Salary, or the termination of Executive's rights to any continuing employee benefit to which he was entitled to at the commencement of the Employment Term, or a reduction in scope or value of such benefit; (D) Executive's principal office is transferred to another location which increases Executive's one-way commuting time by more than 60 minutes based on Executive's residence at the time of the transfer, or the Company requires Executive to travel away from his office in the course of discharging his responsibilities or duties hereunder more than 14 consecutive calendar days or an aggregate of more than 45 calendar days in any consecutive 90-calendar-day period. However, an event that is or would constitute Good Reason shall cease to be Good Reason if:
(AA) Executive does not terminate employment within 60 days after the event occurs; or (BB) the Company reverses the action or cures the default that constitutes Good Reason within ten (10) calendar days after receipt by the Company of written notice from Executive of Executive's intent to resign for Good Reason. If Executive has Good Reason to terminate employment, Executive may do so even if Executive is on a leave of absence due to physical or mental illness or any other reason.

                      e. BONUS AND BENEFITS. Upon termination of this Agreement for any reason or for no reason, Executive shall not be eligible to receive any Fringe Benefit or Bonus, except to the extent that, on or before the termination date, Executive's right to receive a benefit has vested in accordance with the express terms and conditions of any benefit plan or program in which Executive participates, or by the express terms and conditions of this Agreement.

               7. NON-COMPETITION AND NON-DISCLOSURE.

                      a. ASSISTANCE TO COMPETITORS. During the Employment Term, Executive shall not own a material interest in, render financial services to, or offer personal services to (whether for compensation or otherwise) any entity or individual that competes with the business activities of the Company ("Company Business"). "Company Business" shall mean the Company's business as it is currently conducted by the Company or by any of its affiliates (collectively referred to in this Section 7 as the "Company"), and any other business activity in which the Company is, has been, or becomes engaged in at any time during the Employment Term.

                      b. CONFIDENTIAL INFORMATION. Executive acknowledges and agrees that the Company is engaged in business activities in which it is or may be crucial to develop and retain proprietary, trade secret, or confidential information for the benefit of the Company (collectively, "Confidential Information"). Accordingly, Executive shall not at any time during or after the Term, either directly or indirectly, (i) divulge or convey any Confidential Information to any entity or individual, except as may be expressly authorized in writing by the Board of Directors of the Company, or required by its best interests in the course of Executive's performance of his duties hereunder, or
(ii) use any Confidential Information for Executive's own benefit or the benefit of any entity or individual except the Company. The Confidential Information to which Executive may have access may include, but is not limited to, matters of a technical or intellectual nature, such as inventions, software, designs, improvements, processes of discovery, techniques, methods, ideas, discoveries, developments, know-how, formulae, compounds, compositions, specifications, trade secrets, specialized knowledge, or matters of a business nature, such as information about costs and profits, records, customer lists, customer data, or sales data.

               8. NOTICES. All notices or other communications made pursuant to this Agreement shall be made in writing and shall be deemed delivered when (a) delivered personally, (b) sent by first--class mail, postage prepaid, to Executive or the Company, as applicable, at the addresses indicated above (or to such other addresses as such party may designate in writing), or (c) sent by facsimile with electronic confirmation of receipt.

               9. APPLICABLE LAW. This Agreement shall be governed by and construed and enforced in accordance with and subject to the laws of the State of California.

               10. ARBITRATION.

                      a. EXCLUSIVE REMEDY. Except as set forth in Subsection c, below, arbitration shall be the sole and exclusive remedy for any dispute, claim, or controversy of any kind or nature (a "Claim") arising out of, related to, or connected with Employee's employment relationship with the Company, or the termination of Employee's employment relationship with the Company, including any Claim against any parent, subsidiary, or affiliated entity of the Company, or any director, officer, general or limited partner, employee or agent of the Company or of any such parent, subsidiary, or affiliated entity.

                      b. CLAIMS SUBJECT TO ARBITRATION. This Agreement to arbitrate specifically includes (without limitation) all claims under or relating to any federal, state, or local law or regulation prohibiting discrimination, harassment, or retaliation based on race, color, religion, national origin, sex, age, disability, or any other condition or characteristic protected by law; demotion, discipline, termination, or other adverse action in violation of any contract, law, or public policy; entitlement to wages or other economic compensation; and any claim for personal, emotional, physical, economic, or other injury.

                      c. CLAIMS NOT SUBJECT TO ARBITRATION. This Agreement does not apply to any legal action by the Company seeking injunctive relief for breach or enforcement of Sections 4a(6) or 7 of the Agreement. This Agreement also does not apply to any claims by Employee: (1) for workers' compensation benefits; (2) for unemployment insurance benefits; (3) under a benefit plan where the plan specifies a separate arbitration procedure; (4) filed with an administrative agency that are not legally subject to arbitration under this Agreement; or (5) that are otherwise expressly prohibited by law from being subject to arbitration under this Agreement.

                      d. PROCEDURE. Any Claim submitted to arbitration shall be decided by a single, neutral arbitrator (the "Arbitrator"). The parties to the arbitration shall mutually select the Arbitrator not later than 45 days after service of the demand for arbitration. If the parties for any reason do not mutually select the Arbitrator within the 45-day period, then either party may apply to any court of competent jurisdiction to appoint a retired judge as the Arbitrator. The parties agree that arbitration shall be conducted in accordance with California Code of Civil Procedure Sections 1280, et seq. except as modified in this policy. The Arbitrator shall apply the substantive federal, state, or local law and statute of limitations governing any Claim submitted to arbitration. In ruling on any Claim submitted to arbitration, the Arbitrator shall have the authority to award only such remedies or forms of relief as are provided for under the substantive law governing such Claim. Judgment on the Arbitrator's decision may be entered in any court of competent jurisdiction.

                      e. COSTS. Any fees and costs incurred in the arbitration (e.g., filing fees, transcript costs and Arbitrator's fees) will be shared equally by Employee and the Company, except that the Arbitrator may reallocate such fees among the parties if the Arbitrator determines that an equal allocation would impose an unreasonable financial burden on Employee. The parties shall be responsible for their own attorneys' fees and costs, except that the Arbitrator shall have the authority to award attorneys' fees and costs to the prevailing party in accordance with the applicable law governing the dispute.

                      f. INTERPRETATION OF ARBITRABILITY. The Arbitrator, and not any federal or state court, shall have the exclusive authority to resolve any issue relating to the interpretation, formation, or enforceability of this Agreement, or any issue relating to whether a Claim is subject to arbitration under this Agreement, except that any party may bring an action in any court of competent jurisdiction to compel arbitration in accordance with the terms of this Agreement.

               11. REFORMATION AND SEVERABILITY. If any provision of this Agreement is declared invalid by any tribunal, then such provision shall be deemed automatically adjusted to the minimum extent necessary to conform to the requirements for validity as declared at such time and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision invalidated cannot be so adjusted, the provision shall be deemed deleted from this Agreement as though such provision had never been included herein. In either case, the remaining provisions of this Agreement shall remain in full force and effect.

               12. AMENDMENTS AND WAIVER. No supplement, modification, or amendment of any term, provision, or condition of this Agreement shall be binding or enforceable unless evidenced in writing executed by Executive and the Company. No waiver of any term, provision, or condition of this Agreement shall be deemed to be, or shall constitute, a waiver of any other term, provision, or condition herein, whether or not similar. No such waiver shall be binding unless in writing and signed by the waiving party.

               13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

               14. ENTIRE AGREEMENT. This Agreement is the entire agreement between Executive and the Company relating to Executive's employment. It supersedes all prior and contemporaneous agreements, arrangements, negotiations, and understandings related thereto.

               15. HEADINGS. The headings of sections and subsections of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the Company has caused its duly authorized representative to execute, and Executive has executed, this Agreement as of the date herein first above written.

WORLDWIDE MEDICAL CORPORATION

By:
     --------------------------------------
     Glen Barrons, director and
     Chairman of Compensation Committee

By:
     --------------------------------------
     Jemo Kang, director and
     Member of Compensation Committee

By:
     --------------------------------------
     David Jeranko, director and
     Member of Compensation Committee

-------------------------------------------
             DANIEL G. MC GUIRE

                                   SCHEDULE 3b

        In order to qualify for a Bonus, the Net Pre-Tax Profit Margin of the Company (using the Annual Revenues method of inclusion in EBITDA for qualification purposes) shall be not less than ten percent in any relevant fiscal year. If Executive qualifies for a Bonus, the Bonus to be declared by the Board of Directors of the Company and payable by the Company to Executive shall be calculated in accordance with the Bonus Matrix attached hereto, using Gross Sales $ and EBITDA (using Gross Sales $ for calculation purposes).

        For purposes of determining qualification for, and calculation of amount of, a Bonus, the following definitions shall apply:

               a) "Gross Sales $" shall mean collections in respect of Annual Revenues accrued during the relevant fiscal year, plus collections in respect of Annual Revenues accrued during all prior fiscal years that were collected during the relevant fiscal year, as derived from the statements of cash flows contained in financial statements included the Company's Annual Report on Form 10-KSB for the relevant fiscal year.

               b) "Annual Revenues" shall mean all product sales revenues of the Company accrued during the relevant fiscal year, as reported on financial statements included in Company's Annual Report on Form 10-KSB for the relevant fiscal year.

               c) "EBITDA" shall mean the Company's earnings (using Annual Revenues, for qualification purposes, and Gross Sales $, for Bonus calculation purposes) before interest, taxes, depreciation, and amortization, as derived from financial statements included in the Company's Annual Report on Form 10-KSB for the relevant fiscal year.

               d) "Net Pre-Tax Profit Margin" shall mean the relevant EBITDA divided by Gross Sales $.

                         BONUS MATRIX FOR PRESIDENT/CEO

                                              NET PRE-TAX PROFIT MARGIN
                          -----------------------------------------------------------------------
    GROSS SALES             10%           12.50%           15%            17.50%            20%
    -----------           ------          ------         -------         -------          -------
     2,000,000             24000           30000           36000           52500           60000
     2,500,000             30000           37500           56250           65625           75000
     3,000,000             36000           56250           67500           78750           90000
     3,500,000             52500           65625           78750           91875          105000
     4,000,000             60000           75000           90000          105000          120000
     4,500,000             67500           84375          101250          118125          144000
     5,000,000             75000           93750          112500          140000          160000
     5,500,000             82500          103125          123750          154000          176000
     6,000,000             90000          112500          144000          168000          204000
     6,500,000             97500          121875          156000          193375          221000
     7,000,000            105000          140000          168000          208250          238000
     7,500,000            112500          150000          191250          223125          270000

      8,000,000           120000          160000          204000          238000          288000
      8,500,000           136000          170000          216750          267750          308000
      9,000,000           144000          191250          229500          283500
      9,500,000           152000          201875          242250          299250
     10,000,000           160000          212500          270000
     10,500,000           168000          223125          289500
     11,000,000           176000          233750          297000

[ ] 1.2 x MRG.

[ ] 1.5 x MRG.

[ ] 1.6 x MRG.

[ ] 1.7 x MRG.

[ ] 1.8 x MRG.